Exhibit 16.1

September 10, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

I have read SportsQuest, Inc.’s statements included under Item 4.01 of its Form 8-K filed on September 10, 2007, and I agree with such statements concerning my Firm, however, I have no basis to agree or disagree with the statements in either the third or fourth paragraphs of Item 4.01 of the Form 8-K.

Very truly yours,

/s/Robert G. Jeffrey

Robert G. Jeffrey
Certified Public Accountant